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                                GEMSTONE SYSTEMS, INC.

                          RESTATED ARTICLES OF INCORPORATION





                                     ARTICLE 1

     The name of this corporation is GemStone Systems, Inc.


                                     ARTICLE 2

     2.1 AUTHORIZED CAPITAL STOCK. The Corporation shall have authority to issue 30,000,000 shares of stock in the aggregate. Such shares shall be divided into two classes as follows:

          (a) 25,000,000 shares of common stock, $.01 par value (the "Common Stock").

          (b) 5,000,000 shares of series preferred stock, $.01 par value (the "Series Preferred").

     The Series Preferred may be issued from time to time in one or more series in any manner permitted by law, as determined from time to time by the Board of Directors and stated in the resolution or resolutions adopted by the Board of Directors pursuant to authority hereby vested in it, each series to be appropriately designated, prior to the issue of any shares thereof, by some distinguishing letter, number or title. All shares of the same series of Series Preferred shall be identical in every particular and, except as otherwise stated with respect to the particular preferences, limitations and relative rights in the resolution or resolutions creating any series, identical with respect to other series within the same class. The designation and terms of each particular series of Series Preferred shall be fixed and determined by the Board of Directors in any manner permitted by law and stated in the resolution or resolutions providing for the issue of such stock before any shares of such series are issued.

     The Board of Directors may from time to time increase the number of shares of any series of Series Preferred already created by providing that any unissued shares of Series Preferred shall constitute part of such series, or may decrease (but not below the number of shares thereof then outstanding) the number of shares of any series of Series Preferred already created by providing that any unissued shares previously assigned to such series shall no longer constitute a part thereof. The Board of Directors is further empowered to classify or reclassify any unissued Series Preferred by fixing or altering the terms thereof and by assigning all or any portion thereof to an existing or newly created series from time to time before the issuance of such stock.


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     2.2  RESIDUAL RIGHTS.  All rights which pursuant to the Oregon Business
Corporation Act must accrue to one or more classes of shares of this Corporation not expressly provided for to the contrary herein shall be vested in the Common Stock.


                                     ARTICLE 3

     3.1 The Corporation shall indemnify its directors and officers, and may indemnify its employees and agents, to the full extent and under the circumstances permitted by the Oregon Business Corporation Act.

     3.2 To the fullest extent permitted by law, no director of this Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for conduct as a director. No amendment or repeal of this
Article 3, nor the adoption of any provision of these Restated Articles inconsistent with this Article 3, shall adversely affect any right or protection of a director, which right or protection is based upon this Article 3 and exists at the time of such amendment or repeal. No change in the law shall reduce or eliminate the rights and protections applicable at the time this provision shall become effective unless the change in the law shall specifically require such reduction or elimination. If the Oregon Business Corporation Act is amended, after this Article 3 shall become effective, to authorize corporate action further eliminating or limiting the personal liability of directors, officers, employees or agents, then the liability of directors, officers, employees or agents of this Corporation shall be eliminated or limited to the fullest extent permitted by the Oregon Business Corporation Act, as so amended.


                                     ARTICLE 4

     4.1 No contract or other transaction between the Corporation and one or more of its directors or any other corporation, firm, association or entity in which one or more of its directors are directors or officers or are financially interested, shall be either void or voidable because of such relationship or interest or because such director or directors are present at the meeting of the Board of Directors or a committee thereof which authorizes, approves or ratifies such contract or transaction or because his or their votes are counted for such purposes, if:

          4.1.1 The fact of such relationship or interest is disclosed or known to the Board of Directors or committee which authorizes, approves or ratifies the contract or transaction by a vote or consent sufficient for the purpose without counting the votes or consents of such interested directors; or

          4.1.2 The fact of such relationship or interest is disclosed or known to the shareholders entitled to vote and they authorize, approve or ratify such contract or transaction by vote or written consent; or

          4.1.3     The contract or transaction is fair to the Corporation.


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     4.2  Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or a committee thereof which authorizes or ratifies such contract or transaction.


                                     ARTICLE 5

     No shareholder shall have any preemptive right arising under the Oregon Business Corporation Act to acquire unissued or treasury shares of the Corporation or securities convertible into such shares or carrying a right to subscribe to or acquire such shares.


                                     ARTICLE 6

     6.1 The number of directors of the Corporation shall be fixed as provided by the Bylaws and may be changed from time to time by amending the Bylaws, as therein provided, but the number of directors shall be not less than three. The Board of Directors is authorized to increase the number of persons to comprise the Board of Directors in any period between annual shareholder meetings by the affirmative vote of a majority of the directors. In the event the Board of Directors is divided into classes, such additional director or directors shall be allocated by the Board of Directors among the three classes of directors so as to maintain equal classes to the extent possible. Without the unanimous consent of the existing Board of Directors, no more than two additional directors shall be added to the Board of Directors within any 12-month period. Without the unanimous consent of the Board of Directors, no person who is affiliated as an owner, director, officer or employee of a company or business deemed by the Board of Directors to be competitive with that of the Corporation shall be eligible to serve on the Board of Directors of the Corporation.

     6.2 At any time when the Board of Directors shall consist of six or more members, in lieu of electing the entire number of directors annually, the Board of Directors of the Corporation shall be divided into three classes. The method of classification shall be to assign the longest terms to those directors with the most seniority as directors. In the event there are more directors with identical seniority than there are class positions to be filled, the initial designation of classification shall be made by the director then serving as Chairman of the Board. The classes shall be Class 1, Class 2 and Class 3. The term of office of directors of Class 1 shall expire at the first annual meeting of shareholders after their election, that of Class 2 shall expire at the second annual meeting after their election, and that of Class 3 shall expire at the third annual meeting after their election. When classification of directors is in effect, at each annual meeting of shareholders the number of directors equal to the number of the class whose term expires at the time of such meeting shall be elected to hold office until the third succeeding annual meeting. No classification of directors shall be effective in the event the authorized number of members of the Board is reduced to fewer than six.

     6.3 If the Board of Directors is divided into classes and in the event of any increase or decrease in the authorized number of directors, then (i) each director then serving as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his


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current term, or upon his earlier resignation, removal from office or death;
(ii) the newly created or eliminated directorships resulting from such increase or decrease shall be allocated by the Board of Directors among the three classes of directors so as to maintain equal classes to the extent possible; and (iii) in the event such decrease in the authorized number of directors makes the total number of directors less than six, then the Board of Directors shall become declassified and the directors remaining in office shall continue their terms until the next annual meeting of shareholders, at which time all of said remaining directors shall be re-elected to one-year terms or until their successors are duly elected and qualified.


                                     ARTICLE 7

     Notwithstanding any of the provisions of these Restated Articles of Incorporation or the Bylaws of the Corporation, and notwithstanding the fact that some lesser percentage may be allowed by law, any amendment, change or repeal of Article 6 or this Article 7, or any other amendment of these Restated Articles of Incorporation which would have the effect of modifying or permitting circumvention of the provisions of Articles 6 or 7, shall require the affirmative vote of 75% of the outstanding shares of Common Stock of the Corporation.


                                     ARTICLE 8

     Each share of the Corporation's Common Stock outstanding on the date of filing of these Restated Articles is without necessity for further action converted into 0.55 of a share, with any resulting fractional shares rounded up to the next whole number of shares.


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